UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

UNUMPROVIDENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11834	62-1598430
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2005, UnumProvident Corporation entered into an employment agreement with Joseph M. Zubretsky, who will serve as the Company’s Senior Executive Vice President, Finance, Investments and Corporate Development, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference. The agreement will be effective as of March 16, 2005 and will extend through December 31, 2007, subject to automatic one-year extensions unless either party elects not to renew. Under the terms of the employment agreement, Mr. Zubretsky will receive a sign-on bonus of $775,000, which is repayable on a pro-rata basis if he voluntarily terminates employment in the first two years, plus a sign-on grant of restricted stock valued at $2,700,000 which will vest as to one third of the shares on the third, fourth and fifth anniversaries of the effective date. Mr. Zubretsky is entitled under the agreement to receive an annual base salary of $650,000 and a target annual bonus opportunity of at least 100% of his base salary. His minimum annual bonus for 2005 will be 100% of target payable in February 2006. The agreement also provides for target long term incentive opportunity of at least 200% of base salary, measured on an annual equivalent basis. For 2005 this long-term incentive opportunity will consist of an award of performance based restricted stock with an initial fair market value of $1,300,000 as of the effective date, which will vest based on the achievement of Company and individual performance goals as determined by the Compensation Committee. Under the terms of the agreement, Mr. Zubretsky is eligible to participate in all incentive, saving, retirement, health, welfare and fringe benefit plans and programs generally available to the senior executive officers of the Company. In addition, he will participate in a Supplemental Executive Retirement Plan that provides an annual retirement benefit equivalent to 1.75% times years of service times final average earnings, subject to an eligibility requirement of age 55 and 5 years of service.

In the event Mr. Zubretsky is terminated without cause or resigns for good reason (as defined in the agreement), his sign-on grant of restricted stock, described above, will become fully vested and he will receive the following severance benefits in addition to accrued obligations and other benefits to which he is otherwise entitled under the Company’s plans, programs, policies and practices: (i) a severance payment equal to two times the sum of his base salary and bonus, and (ii) continuation of group health and welfare benefits for a period of up to two years. However, if such termination of employment occurs within two years after a change in control of the Company, (i) the severance payment mentioned above will instead be three times his base salary and bonus, (ii) the group health and welfare benefit coverage will instead be available for up to three years, (iii) all of his outstanding equity awards will become fully vested and will remain exercisable for up to 24 months, and (iv) he will receive a lump sum payment representing the increase in present value of his SERP benefit as if he had accumulated three additional years of employment. To the extent that Mr. Zubretsky incurs a change in control excise tax liability, the Company will pay him a gross-up payment to cover the cost of such excise tax plus applicable taxes thereon.

The agreement prohibits Mr. Zubretsky from using or divulging confidential information of the Company and from competing with the Company or soliciting its employees for a period of two years after his employment terminates.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2005, the Company entered into an employment agreement with Joseph M. Zubretsky, pursuant to which he will be appointed as Senior Executive Vice President, Finance, Investments and Corporate Development, of the Company, effective March 16, 2005. The information set forth under Item 1.01 of this Current Report is incorporated in this Item 5.02(c) by this reference.

From 1999 through the present, Mr. Zubretsky served as President and Chief Executive Officer of GAB Robins Group, a large global insurance services firm specializing in claims management services. Concurrently, Mr. Zubretsky served as a partner in the Insurance Industry Investment Group at Brera Capital Partners.

From 1997 until 1999, Mr. Zubretsky served as Executive Vice President and Chief Financial Officer of Massachusetts Mutual Life Insurance Company, where his responsibilities included management of a staff consisting of over 200 professionals across traditional financial functions, including Corporate Actuarial, Comptrollers, Tax, Treasury and Internal Audit, as well as strategy, business development and various merger and acquisition related functions. From 1996 until 1997, Mr. Zubretsky served as Chief Financial Officer of Healthsource, Inc. From 1982 to 1996, he held several positions at Coopers & Lybrand, L.L.P., including Partner in the National Insurance Industry Group (1990-1996) and an accountant (1982-1990).

Mr. Zubretsky, age 48, is not related to any other director or executive officer of the Company and has no relationships or transactions with the Company outside the context of his employment agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibit. The following exhibit is filed with this Report:

10.1    Employment agreement dated March 1, 2005 between the Company and Joseph M. Zubretsky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnumProvident Corporation
(Registrant)

Date: March 7, 2005.	By:	/s/ Susan N. Roth
	Name:	Susan N. Roth
	Title:	Vice President, Corporate Secretary and
Assistant General Counsel

INDEX TO EXHIBITS

EXHIBIT

10.1    Employment agreement dated March 1, 2005 between the Company and Joseph M. Zubretsky.